UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 14, 2011
CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL INCORPORATED
(Exact Name of Registrant as Specified in its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

000-52891 (Commission File Number)	20-8429087 (IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY (Address of Principal Executive Offices)	10020 (Zip Code)
Registrant’s telephone number, including area code: (212) 492-1100
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
The registrant maintains a quarterly redemption plan pursuant to which it may, at the discretion of its board of directors, redeem shares of its common stock from stockholders seeking liquidity. On September 14, 2011, the registrant’s board of directors approved certain modifications to the redemption plan as described below.
•	Redemption Price. Except for redemptions under the special circumstances described below, during the registrant’s offering the redemption price will remain at $9.30 per share, and during any subsequent offerings the redemption price will remain at 93% of the offering price per share. During periods when the registrant is not engaged in an offering, the redemption price will remain at $9.30 per share (or 93% of the offering price in any later offering) until the registrant obtains an annual independent valuation of the estimated net value of the assets in its portfolio. After such annual valuation, the redemption price during periods for all shares was 93% of the estimated net asset value per share (“NAV”); under the modified plan, such redemptions will be made in accordance with the following schedule:

Holding Period	Redemption Price
< 8 years	93% of NAV
8 years	94% of NAV
9 years	95% of NAV
10 years	96% of NAV
11+ years	97% of NAV
The holding period begins with the original date of the stockholder’s investment in the registrant. The shares must be held for at least one year from the date of issuance.
A stockholder may continue to present to the registrant fewer than all of the stockholder’s shares for redemption, provided that the stockholder present for redemption at least 25% of the stockholder’s shares. Partial redemption requests will now be processed on a first in, first out basis for stockholders with multiple investment purchases, including distribution reinvestment plan purchases.
•	Special Circumstances Redemptions. Currently, the registrant may allow a stockholder to request redemption of his or her shares earlier than one year from the date of their issuance upon death or qualified disability. Effective immediately, the registrant may also allow a stockholder to request a redemption of his or her shares earlier than one year from the date of their issuance upon a stockholder’s confinement to a long-term care facility. In addition, the condition causing such disability or need for long-term care may not be preexisting on the date that such person became a stockholder. The redemption requests in all of the above special circumstances (the “Special Circumstances Redemptions”) must be made within one calendar year of the event giving rise to the special circumstance.

The purchase price per share for Special Circumstances Redemptions will be the price paid to acquire the shares from the registrant until the registrant commences obtaining an annual independent valuation of the estimated net value of the assets in its portfolio. After an annual valuation, the redemption price for Special Circumstances Redemptions will be the greater of (i) the price paid to acquire the shares from the registrant or (ii) the schedule above.

“Confinement to a long-term care facility” means either (a) the stockholder’s continuous and continuing confinement to a long-term care facility over the course of the last year or (b) that a licensed physician has determined that the stockholder will be indefinitely confined to a long-term care facility. A “long-term care facility” means an institution that: either (a) is approved by Medicare as a provider of skilled nursing care or (b) is licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands). Redemption requests following confinement to a qualifying long-term care facility must be accompanied by (1) a written statement from a licensed physician certifying either the stockholder’s continuous and continuing confinement to a long-term care facility over the course of the last year or that the licensed physician has determined that the stockholder will be indefinitely confined to a long-term care facility and (2) a written statement from the long-term care facility verifying date of admittance.
The changes adopted by the registrant’s board of directors to the redemption program will take effect immediately. Except as described above, no material changes are being made to the registrant’s redemption program. The approval of redemption requests remains subject to the discretion of the registrant’s board of directors. The board of directors, in its sole discretion, may amend, suspend or terminate the redemption plan at any time it determines that such amendment or suspension or termination is in the registrant’s best interest.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 17 — Global Incorporated
Date: September 21, 2011	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Managing Director and Chief Financial Officer